ALEXION PHARMACEUTICALS, INC.
NON-EMPLOYEE DIRECTORS’
NONQUALIFIED DEFERRED COMPENSATION PLAN

(Amended and Restated Effective January 1, 2020)

Alexion Pharmaceuticals, Inc. Non-Employee Directors’ Nonqualified Deferred Compensation Plan

ARTICLE I Establishment and Purpose	1

ARTICLE II Definitions	1

ARTICLE III Eligibility and Participation	3

ARTICLE IV Deferrals	3

ARTICLE V Payments from Accounts	5

ARTICLE VI Valuation of Account Balances; Investments	7

ARTICLE VII Administration	9

ARTICLE VIII Amendment and Termination	10

ARTICLE IX Informal Funding	11

ARTICLE X Claims	12

ARTICLE XI General Provisions	15

ARTICLE I
Establishment and Purpose
This document amends and restates, effective as of January 1, 2020, the Alexion Pharmaceuticals, Inc. Non-Employee Directors’ Nonqualified Deferred Compensation Plan (as from time to time amended, or amended and restated, and in effect, the “Plan”) originally established by Alexion Pharmaceuticals, Inc. (the “Company”) on November 29, 2016. Any amounts deferred or contributed under the Plan pursuant to elections made prior to January 1, 2020 shall be governed by the Plan documents and applicable elections as in effect prior to this amendment and restatement.
The purpose of the Plan is to provide Directors with an opportunity to defer receipt of a portion of their fees and restricted stock units. The Plan is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.
The Plan constitutes an unsecured promise by the Company to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company. The Company shall be solely responsible for payment of Plan obligations. The Plan is unfunded for Federal tax purposes. Any amounts set aside to defray the liabilities of the Plan will remain the general assets of the Company and shall remain subject to the claims of the Company’s creditors until such amounts are distributed to the Participants.
ARTICLE II
Definitions

2.1
Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of the Company to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms.

2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3
Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 5.2 hereof to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

2.4	Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.5	Cash Account. Cash Account means an Account established by the Committee to record Deferrals of a Participant’s cash Compensation payable upon Separation from Service as set forth in Section 5.1.

2.6
Change in Control. Change in Control means, with respect to the Company, any of the following events: (i) a change in the ownership of the Company, (ii) a change in the effective control of the Company or (iii) a change in the ownership of a substantial portion of the assets of the Company, in each case, as such term is defined in Treas. Reg. Section 1.409A-3(i)(5).

2.7	Claimant. Claimant means a Participant or Beneficiary filing a claim under ARTICLE X of this Plan.

2.8	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.9	Code Section 409A. Code Section 409A means Section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.10	Committee. Committee means the Alexion Retirement Committee consisting of the Company’s CFO, CHRO (or equivalent), and members of the Human Resources Comp Benefits, Finance and Legal teams.

2.11	Company. Company means Alexion Pharmaceuticals, Inc., a Delaware corporation.

2.12	Compensation. Compensation means Directors’ cash retainer, committee and other fees and restricted stock units awarded to Directors by the Company.

2.13
Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and the Company that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of ARTICLE IV, and (ii) the Payment Schedule applicable to one or more Accounts.

2.14
Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer under the Plan in accordance with the provisions of ARTICLE IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

2.15	Director. Director means any non-employee member of the Board of Directors of the Company that is also a U.S. tax resident.

2.16	Earnings. Earnings means an adjustment to the value of an Account in accordance with ARTICLE VI.

2.17	Participant. Participant means a Director who has an Account Balance greater than zero.

2.18	Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.19	Plan Year. Plan Year means January 1 through December 31.

2.20	RSU Account. RSU Account means an Account established by the Committee to record Units payable upon Separation from Service as set forth in Section 5.1.

2.21
Separation from Service. A Separation from Service with respect to this Plan occurs when a Participant ceases to be a member of the Board of Directors of the Company. Separation from Service shall be determined according to the requirements of Code Section 409A.

2.22	Substantial Risk of Forfeiture. Substantial Risk of Forfeiture has the meaning specified in Treas. Reg. Section 1.409A-l(d).

2.23
Unit. Unit means a restricted stock unit granted by the Company to a Director under the terms of a restricted stock unit award agreement and the Company’s equity incentive plan, settlement of which is deferred by the Director under a Compensation Deferral Agreement. A Unit’s value will be determined under the terms of the applicable restricted stock unit award agreement and related equity incentive plan under which the restricted stock unit was granted.

2.24	Valuation Date. Valuation Date means each Business Day. For purposes of valuing payments from the Plan, the Valuation Date is the last day of the month immediately preceding the payment.
ARTICLE III
Eligibility and Participation

3.1	Eligibility and Participation. A Director shall be eligible to participate in the Plan upon receipt of written notification of eligibility to participate in the Plan.

3.2
Duration. Directors shall continue to be eligible to submit Compensation Deferral Agreements and to modify Payment Schedules under Section 5.6 for as long as they are members of the Board of Directors of the Company. A former Director may not file any Compensation Deferral Agreements, but may continue to make investment allocations under ARTICLE VI, and otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). An individual shall cease being a Participant in the Plan when his or her Account has been reduced to zero (0).

ARTICLE IV
Deferrals

4.1	Deferral Elections, Generally.

(a)
Time and Form; Effect. A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation, or that is revocable at the time a Participant incurs a Separation from Service, shall be considered null and void and shall not take effect. Elections remain revocable until the latest permissible deadline with respect to each item of Compensation described in Section 4.2. The Committee may modify any Compensation Deferral Agreement in whole or in part prior to the date the election becomes irrevocable.

(b)	Minimum and Maximum Deferrals. Directors may defer up to 100% of their Compensation.

(c)	Calculation. Deferrals of cash Compensation shall be calculated with respect to the gross Compensation payable to the Participant.

(d)
Payment Schedules; Default Elections. The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and, upon his or her initial allocation to a Cash Account or RSU Account, the Payment Schedule for such Account (lump sum or installments). If a Payment Schedule is not specified upon the initial allocation of Deferrals to such Account, the Payment Schedule for such Account will be a lump sum.

4.2	Timing Requirements for Compensation Deferral Agreements.

(a)
First Year of Eligibility. Upon becoming a member of the Board of Directors, a Director shall have thirty (30) days to file a Compensation Deferral Agreement. Such Compensation Deferral Agreement becomes irrevocable after such 30-day period and only applies to Compensation earned after the 30-day enrollment period.

(b)
Prior Year Election. A Compensation Deferral Agreement may be filed no later than December 31 of the year prior to the calendar year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable with respect to such Compensation as of December 31 of the year prior to the calendar year in which such Compensation is earned.

(c)
Certain Forfeitable Rights. A Director may defer restricted stock units by filing a Compensation Deferral Agreement not later than the 30th day after the date such restricted stock units are awarded by the Company to such Director and at least 12 months in advance of the earliest date on which the forfeiture condition under such award could lapse (“Lapse Date”). The Compensation Deferral Agreement described in this paragraph becomes irrevocable on the earlier of (i) such 30th day or (ii) the last day of the 13th month next preceding the month in which the Lapse Date occurs. If the forfeiture condition applicable to the payment lapses before the end of such 12-month period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a Change in Control, the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section 4.2.

(d)	Company Awards. The Company may unilaterally credit awards to a Participant’s Account on or before the date the Participant has a legally binding right to such award.

(e)
Automatic Renewals. The Committee may provide on a Compensation Deferral Agreement form that the deferral elections submitted under Sections 4.2(b) [and (c)] will renew automatically for each successive Plan Year [or award date] unless the Participant or the Company revokes the election before the date such election becomes irrevocable.

4.3
Deductions from Pay. The Committee has the authority to determine the pay practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.4
Vesting. Participant Deferrals of cash Compensation shall be 100% vested at all times. Units shall become vested in accordance with the provisions of the applicable restricted stock unit award agreement and related equity incentive plan under which the restricted stock units were granted.

4.5
Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals under the Plan, provided that such cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs a disability. For purposes of this Section 4.5, a disability means any medically determinable physical or mental impairment resulting in a Participant being unable to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or last for a continuous period of not less than six months.

ARTICLE V
Payments from Accounts

5.1	Separation from Service. A Participant’s Cash Account and RSU Account will be paid or commence payment upon Separation from Service.
The form of payment from each such Account will be a lump sum unless the Participant elects in the Compensation Agreement that established the Cash Account or RSU Account (and as modified in accordance with Section 5.6, below) to receive annual installments up to ten (10) years.
Accounts payable under this Section 5.1 will be valued as of the Valuation Date identified by the Plan Administrator in its sole discretion.
Payments under this Section 5.1 are subject to the provisions of Sections 5.2 through 5.4.

5.2
Death. Notwithstanding the provisions of Section 5.1, upon the death of the Participant, all remaining vested Account Balances shall be paid to his or her Beneficiary in a single lump sum no later than December 31 of the calendar year following the year of the Participant’s death.

(a)
Designation of Beneficiary in General. The Participant shall designate a Beneficiary in the manner and on such terms and conditions as the Committee may prescribe. No such designation shall become effective unless filed with the Committee during the Participant’s lifetime. Any designation shall remain in effect until a new designation is filed with the Committee; provided, however, that in the event a Participant designates his or her spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary. A Participant may from time to time change his or her designated Beneficiary without the consent of a previously- designated Beneficiary by filing a new designation with the Committee.

(b)
No Beneficiary. If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate.

(c)	Valuation Date. Accounts payable under this Section 5.2 will be valued as of the Valuation Date identified by the Plan Administrator in its sole discretion.

5.3
Change in Control. If elected upon initial enrollment in the Plan, a Participant will receive his or her Plan Account Balances in a single lump sum. The Plan Account will be valued as of the Valuation Date identified by the Plan Administrator in its sole discretion.

5.4
Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this ARTICLE V, the Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

5.5
Rules Applicable to Installment Payments. Annual installment payments commence upon Separation from Service and shall continue to be made in each subsequent calendar year not later than December 31 of such year. The Committee may determine the Valuation Date and actual payment date within a calendar year in its sole discretion. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the last Valuation Date in the month preceding the month of payment and (b) equals the remaining number of installment payments. Accounts will continue to be credited with Earnings in accordance with ARTICLE VI hereof until the Account is completely distributed.

5.6
Modifications to Payment Schedules. A Participant may separately modify the form of payment from his or her Cash Account and RSU Account, consistent with the permissible Payment Schedules available under the Plan, provided that any such modification complies with the requirements of this Section 5.6.

(a)	Time of Election. The date on which a modification election is submitted to the Committee must be at least 12 months prior to Separation from Service.

(b)
Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five years after Separation from Service (or, if later, five years after the most recent effective payment commencement date). Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

(c)	Effective Date. A modification election is irrevocable and effective 12 months after the date it is received by the Committee.

(d)	Effect on Accounts. An election to modify a Payment Schedule is specific to the Account to which it applies, and shall not be construed to affect the Payment Schedule of any other Account.

(e)	Installments. For purposes of the Plan, each installment payment will be treated as a single form of payment.

5.7
Unforeseeable Emergency. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to cease Deferrals and/or receive payment of all or any portion of his or her vested Accounts. The Committee may approve cessation of Deferrals and/or an emergency payment not to exceed the amount reasonably necessary to satisfy the need. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee. Payments shall be made, first, from the Cash Account and second from the Stock Account. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee and shall be determined in compliance with Code Section 409A.

5.8
Payments in Cash and Stock. All payments from the Cash Account will be made in cash. All payments from the RSU Account will be made in shares of common stock of the Company as provided under the terms of the applicable restricted stock unit award agreement and related equity incentive plan under which Units were granted. Any fractional Units will be paid in cash. Notwithstanding the foregoing, any Units that have been re-allocated under the provisions of Section 6.6 will be paid in cash.

ARTICLE VI
Valuation of Account Balances; Investments

6.1
Valuation. Deferrals shall be credited to appropriate Accounts as of the first Business Day following the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Valuation of Accounts shall be performed under procedures approved by the Committee.

6.2
Earnings Credit. Each Account will be credited with Earnings on each Business Day. The Cash Account Earnings will be based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this ARTICLE VI. The RSU Account Earnings will reflect the value of Units and any dividend equivalents described in Section 6.8, to the extent not re-allocated under the provisions of Section 6.6.

6.3
Investment Options. Investment options for the Cash Account will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the investment menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

6.4
Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Company or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balance(s).

A Participant shall specify an investment allocation for his Cash Account in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.
A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

6.5	Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation, such Account shall be invested in an investment option determined by the Committee.

6.6
RSU Diversification. A Participant who is a current member of the Board of Directors may not re-allocate his or her RSU Account into any investment option other than Units. Any time on or after the six-month anniversary of a Participant’s Separation from Service, the Participant may re-allocate his or her Units among the same menu of investment options made available to the Cash Account. Amounts re-allocated may not be allocated back to Units. The ability to re-allocate investments is effective January 1, 2020, and is first available to Participants who have incurred a Separation from Service on or before June 30, 2018.

6.7
Effect of Units on Installment Payments. Each installment payment from an RSU Account will be determined as the Account Balance on the applicable Valuation Date, expressed in US dollars, divided by the number of remaining installments as described in Section 5.5. Unless the Committee specifies a different allocation method or adjustment, each installment will consist of a pro-rata allocation of cash and Units based on the proportion of each held in the Account prior to the installment payment.

6.8
Dividend Equivalents. During any period in which a Unit is outstanding and prior to its forfeiture, payment or settlement, as and when a dividend or dividend equivalent is paid by the Company with respect to such Unit it will be credited to the RSU Account in the form of additional Units based on the value of a share of common stock of the Company on the date such dividend is paid. Fractional Units will remain in cash until the cash value equals or exceeds the fair market value of a share of common stock of the Company at which time it will be converted to a Unit. Any amounts credited pursuant to this Section 6.8 shall be subject to the same vesting and payment schedule as the underlying Unit and the Director shall have no right to such amounts if such Unit is forfeited.

ARTICLE VII
Administration

7.1
Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in ARTICLE X. The Committee has the authority to further delegate its responsibilities for the day to day administration of the Plan to such individuals or subcommittees as it may establish.

7.2
Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. The individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer) prior to the Change in Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.

Subject to the Chief Executive Officer’s authority to designate an independent third party, upon such Change in Control, the Committee may not be removed, unless 2/3rds of the members of the Board of Directors of the Company (or its successor) and a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement of the Committee. Notwithstanding the foregoing, neither the Committee nor the officer described above shall have authority to direct investment of trust assets under any rabbi trust described in Section 9.2.
The Company shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses and fees of the Committee, (ii) indemnity the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Committee’s duties hereunder, except with respect to matters resulting from the Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

7.3
Withholding. To the extent required by applicable Federal, state or local law, a Director must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations resulting from any payment due under the Plan (or with respect to any amounts credited to the Plan).

7.4
Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

7.5
Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

7.6
Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE VIII
Amendment and Termination

8.1	Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article VIII.

8.2
Amendments. The Company, by action taken by its Board of Directors, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date). The Board of Directors of the Company may delegate to the Committee the authority to amend the Plan without the consent of the Board of Directors for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee’s interpretation of the document; and (iv) making such other amendments as the Board of Directors may authorize.

8.3
Termination. The Company, by action taken by its Board of Directors, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

8.4
Code Section 409A. The Plan is intended to comply with the requirements of Code Section 409A or an exemption thereunder, and shall be construed and interpreted consistent in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any actual or alleged non-compliance with Code Section 409A.

ARTICLE IX
Informal Funding

9.1
General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Company or a trust described in this ARTICLE IX. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.

9.2
Rabbi Trust. The Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Company or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE X
Claims

10.1
Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee at the address set forth in Section 11.4 which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a)
In General. Notice of a denial of benefits will be provided within 90 days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)
Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures.

10.2	Discretion of Committee. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

10.3
Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

10.4	Arbitration.

(a)
Prior to a Change in Control, any claim or controversy between the Company and a Participant or Beneficiary that is not resolved under Section 10.1 shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator. Arbitration shall be conducted in accordance with the following procedures:

The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Association (“AAA”) or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.
Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.
In any arbitration hereunder, the Company shall pay all administrative fees of the arbitration and all fees of the arbitrator. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.
The parties shall be entitled to discovery as follows: Each party may take no more than three depositions. The Company may depose the Participant or Beneficiary plus two other witnesses, and the Participant or Beneficiary may depose the Company, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.
The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.
This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.
Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.
Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.
If any of the provisions of this Section 10.4(a) are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this Section 10.4(a) and this Section 10.4(a) shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 10.4(a) are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.
The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

(b)
If, upon or after the occurrence of a Change in Control, any dispute, controversy or claim arises between a Participant or Beneficiary and the Company out of or relating to or concerning the provisions of the Plan, such dispute, controversy or claim shall be finally settled by a court of competent jurisdiction which, notwithstanding any other provision of the Plan, shall apply a de novo standard of review to any determination made by the Company, the Board of Directors, or the Committee.

ARTICLE XI
General Provisions

11.1
Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(l)(B)).

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting the Company without the consent of the Participant.

11.2
No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company. The Company makes no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

11.3
No Effect on Service. Nothing contained herein shall be deemed or construed to give a Participant any right to continue as a Director of, or other service provider to, the Company or any of its affiliates, affect the right of the Company or the Company’s shareholders to take any action permitted by law in respect of the removal of such Participant as a Director at any time, or affect any right of such Participant to resign from service at any time.

11.4
Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

ALEXION PHARMACEUTICALS, INC.
ATTN: HUMAN RESOURCES C/O ALEXION RETIREMENT COMMITTEE
100 COLLEGE STREET
NEW HAVEN, CONNECTICUT 06510

or to the attention of Human Resources at the Company’s headquarters. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

11.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

11.6
Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

11.7
Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

11.8
Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

11.9	Governing Law. The laws of the State of Connecticut shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer on this 5th day of December, 2019.

ALEXION PHARMACEUTICALS, INC.

By:    __/s/Anne-Marie Law
Title:    _EVP – Human Experience Officer